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  SULLIVAN & CROMWELL LLP
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                                                                     EXHIBIT 5.1
                       Sullivan & Cromwell LLP Letterhead


                                                               November 13, 2003




Coca-Cola HBC Finance B.V.,
      Herengracht 556,
           1017 CG Amsterdam,
                The Netherlands.

Coca-Cola Hellenic Bottling Company S.A.,
      9 Fragoklissias Street,
                151 25 Maroussi, Athens,
                           Greece.

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933 (the "Act") of $500,000,000 principal amount of 5.125% Notes due 2013 and $400,000,000 principal amount of 5.500% Notes due 2015 (together the "New Notes") of Coca-Cola HBC Finance B.V., a corporation incorporated under the laws of The Netherlands (the "Issuer"), fully, unconditionally and irrevocably guaranteed as to the payment of principal, premium, if any, and interest (the "New Guarantees") by Coca-Cola Hellenic Bottling Company S.A., a corporation incorporated under the laws of Greece (the "Guarantor"), to be issued in exchange for the Issuer's outstanding 5.125% Notes due 2013 and the Issuer's outstanding 5.500% Notes due 2015 (together the "Old Notes"), fully, unconditionally and irrevocably




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  The personal liability of our partners is limited to the extent provided in
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                        inspection at the above address.
   All partners are either registered foreign lawyers in England and Wales or solicitors, Regulated by the Law Society.
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guaranteed as to the payment of principal, premium, if any, and interest (the
"Old Guarantees") by the Guarantor pursuant to (i) the Indenture, dated as of September 17, 2003 (the "Indenture"), among the Issuer, the Guarantor and The Bank of New York, as trustee (the "Trustee"), and (ii) the Registration Rights Agreement, dated as of September 17, 2003 (the "Registration Rights Agreement"), among the Issuer, the Guarantor and the Initial Purchasers, as defined in the Registration Rights Agreement, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of United States Federal and New York State law, as we have considered necessary or appropriate for the purposes of this opinion.

     Upon the basis of such examination, it is our opinion that, when the Registration Statement has become effective under the Act, and when the New Notes and the New Guarantees have been duly executed, authenticated, issued and delivered in accordance with the terms of the Registration Rights Agreement and the Indenture, the New Notes and the New Guarantees will constitute valid and legally binding obligations of the Issuer and the Guarantor, respectively, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting the creditors' rights and to general equity principles.

     The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our

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opinion, we have, with your approval, assumed that (i) the Issuer has been duly incorporated and is an existing corporation under the laws of The Netherlands,
(ii) the Guarantor has been duly incorporated and is an existing corporation under the laws of Greece, (iii) the Indenture and the Registration Rights Agreement have been duly authorized, executed and delivered by the Issuer insofar as the laws of The Netherlands are concerned, (iv) the Indenture and the Registration Rights Agreement have been duly authorized, executed and delivered by the Guarantor insofar as the laws of Greece are concerned, (v) the New Notes have been duly authorized, executed, issued and delivered by the Issuer insofar as the laws of The Netherlands are concerned and (vi) the New Guarantees have been duly authorized, executed, issued and delivered by the Guarantor insofar as the laws of Greece are concerned. We note that with respect to all matters of Dutch law, you are relying upon the opinion, dated today's date, of De Brauw Blackstone Westbroek N.V., Dutch legal advisor to the Issuer, and that with respect to all matters of Greek law you are relying upon the opinion, dated today's date, of Kyriakides Georgopoulos, Greek counsel to the Guarantor, both of which are also filed as exhibits to the Registration Statement.

     Also, with your approval, we have relied as to certain matters on information obtained from public officials, officers of the Issuer and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee, that the New Notes

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and New Guarantees conform to the specimens thereof examined by us, that the
Trustee's certificates of authentication of the New Notes and New Guarantees have been manually signed by one of the Trustee's authorized officers and that the signatures on all documents examine by us are genuine, assumptions which we have not independently verified.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the New Notes and the Guarantees" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                         Very truly yours,

                                         /s/  Sullivan & Cromwell LLP